Exhibit 99.1

Command Center Publishes Letter to Shareholders

DENVER, Colorado – July 16, 2018 – Command Center, Inc. (Nasdaq: CCNI), a national provider of on-demand and temporary staffing solutions, announced that Richard K. Coleman, Jr., the Company’s President and Chief Executive Officer, has published a letter to shareholders.

The text of the letter is below:

Dear Shareholders,

June 29th marked the completion of my first full quarter as Command Center CEO. During this period, my priority was to evaluate our organization, determine strengths and opportunities, and ensure we are focused on our highest priorities. As part of this initiative, I had the opportunity to visit with many of our managers, branch staff, and Field Team Members. I can say with conviction that every member of our organization is committed to hard work and success, and that our people exhibit tremendous optimism about Command Center’s future potential.

Our Business

Our business is relatively easy to understand; Command Center finds jobs for people and people for jobs. We’ve been doing this since 2006, and we believe we do it better than anyone else. We serve our Customers through 67 branch offices across 22 states, and our staff of Field Team Members numbers greater than 33,000. Our operating model is branch-centric, meaning our headquarters serves as the support hub for the rest of the organization. Due to our scale, we have been able to centralize a number of functions that might otherwise distract our local branches from accomplishing their primary Customer-focused mission. Centralized support also means our branch staff have more time to do what fulfills them—staying close to Customers and Field Team Members. In short, our operating model provides economic and service quality benefits without sacrificing the “local touch” that allows our branch staff to relate to Customers and Field Team Members on a personal level.

Our Customers and Field Team Members are the core of our business and the rest of us, including me, are here to serve their needs. Our most prosperous branches are those that have truly developed a mission-centric mindset integrating the tenets of our three Keys to Success:

1. Sell Good Accounts

2. Increase Gross Margins

3. Service With Excellence

One of the most striking qualities I witnessed from our branch staff was their sense of mission—they want to do more than simply place somebody in a job. They want to make a lasting impact in the lives of the Field Team Members we hire—some of whom depend on our employment opportunities from week to week, or even day to day. It’s not always an easy job, but our branch staff deliver on this mission day in and day out. In short, they take pride in their work. When they do their jobs well, the results are reflected in our bottom line.

Since our inception, Command Center has provided cost effective solutions for our Customers by meeting their most basic needs to fill cyclical or temporary jobs and ensuring compliance with increasingly burdensome federal, state, and local regulations. We have developed lasting relationships with our Customers, and many continue to contribute to our growth in multiple branches. Command Center operates in some of the fastest growing parts of the country and benefits from both geographic and industrial diversity. In our second quarter ended June 29th, we generated revenue from the following light industrial sectors:

Sector	% of Revenue
● Industrial, manufacturing and warehousing	38%
● Hospitality	17%
● Construction	18%
● Transportation	17%
● Retail and other	10%

By diversifying the sectors in which we place workers, we are less susceptible to regional, seasonal, or industry downturns. Although quarterly revenue often varies, our operating model has historically been both profitable and resilient. Consequently, we enjoy strong Customer relationships and our repeat business is high.

Command Center’s size affords it many strategic advantages over smaller competitors. For one, local “mom and pop” staffing companies do not have sufficient scale to achieve favorable rates on workers compensation insurance, support the infrastructure necessary to win or manage national accounts, or provide world class customer support. Our ability to consistently overcome these challenges supports our industry leading gross margins. We simply deliver more value to our customers than our competitors. It is important to understand that value is not entirely driven by price. We focus on providing the highest quality service offering and on doing so reliably. Our experience has shown that Customers will pay more for quality. As we execute on our strategic plan, we will continue to leverage our scale to expand product and service offerings while striving to improve profitability.

Labor Commander, our proprietary software platform, is the backbone of our operations and integrates many of our critical activities, including Customer management, job ticketing, billing, and payments. Our branch staff depend on Labor Commander to facilitate and simplify their daily tasks, and our operating standards are hard coded to ensure adherence to our internal financial, operating, and risk management controls, as well as local, state and federal employment-related laws and regulations.

Capital Deployment

Command Center has a strong financial foundation. We ended our first quarter with $6.7 million in cash on the balance sheet, no financial debt, and a solid operational platform that continues to generate cash. We expect our revenue to grow over time, but our primary objective is to improve earnings per share. We have routinely considered selected acquisition opportunities and will continue to do so as they are presented. However, acquisitions are not the focus of our current capital deployment strategy. In addition to the risk of integration failure, many potential acquisition targets are routinely underperforming our financial expectations. We believe our short-term focus is better directed at improving current operations, profitability, and branch office efficiency. We believe there is tremendous operating leverage in our business, and we intend to consistently unlock it.

Our management team and board take a systematic approach to capital allocation, and we strive to invest capital where it will provide the best long-term risk adjusted return. As a publicly traded company, we have the benefit of seeing how the market values our Company every single day. Sometimes, the best return on capital is to buy back our own shares at a discount to what we believe is the intrinsic value of the Company. We believe that is the current situation, and to that end, your Board of Directors authorized a $5 million share buyback program in September 2017. As of March 30, 2018, we have purchased approximately 604,000 shares of our common stock in the open market at an average price of $5.64 per share, leaving approximately $4.5 million available for buyback under our current plan.

Business Risks

Part of our value proposition to Customers is bearing Employee associated risks. This means that if a Field Team Member is injured while working for a Command Center Customer, the liability falls on us. We mitigate this risk through a number of internal controls, by being selective about where we deploy our Field Team Members, and by avoiding high-risk activity. For example, we prohibit working at heights greater than three feet because data shows the risk of serious injury increases significantly beyond this threshold. We also routinely provide safety training, require the use of appropriate safety equipment, and periodically inspect worksites to ensure compliance.

Given our scale we effectively self-insure our worker’s compensation costs. However, we also maintain a surplus high-deductible policy with a national AAA rated carrier in case of a catastrophic accident. To date we have never had to tap that resource. Every year our Employees suffer accidents, some minor like a sprained ankle, some more serious, but our risk management operations are robust and have historically served us well.

Near-Term Operational Focus

Going forward, Command Center is poised to execute operational improvements designed to increase profitability and facilitate revenue growth. This effort began in late May 2018 with the introduction of a new organizational structure designed to provide regional Field Services Managers the opportunity to focus on a smaller number of branch offices. The realignment increased regional accountability and was accomplished at no cost through the redeployment of our existing leadership team. The new structure allows us to more quickly identify and respond to operational improvement opportunities. Additional benefits include shorter Customer response times, more effective local training, and better Employee retention. We also improved our branch bonus structure, providing all of our branch staff a realistic opportunity to benefit financially from Command Center’s growth and profitability. We are also revising our recruiting strategy to ensure we more carefully identify prospective branch personnel who not only have the necessary job skills but also align with our culture.

Shareholder Alignment

Command Center’s Board of Directors and management team are committed to increasing shareholder value. With almost 10 percent of our outstanding shares beneficially held by insiders, we are aligned with the long-term interests of common stockholders. In order to formalize the process of evaluating strategic alternatives, last year we established a strategic advisory committee of the Board of Directors, comprised solely of independent directors. We have also engaged the services of an investment banking firm to advise the company as we seek to unlock additional shareholder value. There is no pre-determined outcome, and there is no guarantee we will execute on any strategic alternative. Our Board of Directors and management team take a long-term view of the business and will continue to pursue operational improvements while driving financial performance.

In closing, I would like to express my appreciation to our 227 dedicated Employees and more than 33,000 Field Team Members who are committed to delivering the best staffing product in the industry. I would also like to thank you, our shareholders, for your continued support. On behalf of the Board of Directors, I thank you for the trust you have placed in us. As Command Center’s chief executive, you have my steadfast commitment to our goal of increasing shareholder value.

Sincerely,

Richard K. Coleman, Jr.
President and Chief Executive Officer

About Command Center

Command Center provides flexible on-demand employment solutions to businesses in the United States, primarily in the areas of light industrial, hospitality and event services. Through 67 field offices in 22 states, the company provides employment annually for approximately 33,000 field team members working for over 3,200 clients. For more information about Command Center, go to commandonline.com.

© 2018 Command Center, Inc. All Rights Reserved. The Command Center logo, along with the words and phrases Command Center, Command and Real Jobs for Real People are registered trademarks of Command Center, Inc.

Important Cautions Regarding Forward-Looking Statements

This news release and the letter contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks, including, but not limited to, national, regional and local economic conditions, the availability of workers’ compensation insurance coverage, the availability of capital and suitable financing for the company's activities, the ability to attract, develop and retain qualified store managers and other personnel, product and service demand and acceptance, changes in technology, the impact of competition and pricing, government regulation, and other risks set forth in our most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission, copies of which are available on our website at www.commandonline.com and the SEC website at www.sec.gov. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contacts
Investor Relations
Hayden IR
Rob Fink, (646) 536-7331
ccni@haydenir.com

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